Exhibit 99.1

Chesapeake Provides Refinancing Update

RICHMOND, Va. -- Chesapeake Corporation (NYSE:CSK) today announced that it is continuing to work with a group led by GE Commercial Finance Limited and General Electric Capital Corporation on a new senior secured credit facility to provide long-term funding.  The completion of the proposed new credit facility has been delayed and it will not be completed by the previously anticipated end of June date. In the meantime, the company will continue to rely on its existing $250-million senior credit facility established in 2004 with a group led by Wachovia Bank.  The company believes that the existing credit facility, which does not expire until February 2009,  provides sufficient liquidity for the company’s current operating requirements.

The company entered into a commitment letter on May 2, 2008 with the GE entities to act as lead arranger and underwriter to provide a $250-million senior secured credit facility to refinance the outstanding borrowings under the company’s 2004 senior credit facility.  Late in the closing process, while the company and the GE entities were completing work to satisfy the conditions of the commitment letter, several issues arose, including an issue related to the company’s entitlement to indemnification for the company’s losses in the Fox River environmental matter.  The Fox River indemnification issue has subsequently been resolved on a basis that is expected to continue to provide substantial funds to cover the company’s reasonably probable costs related to the Fox River matter, but the issue contributed to a delay in completion of the new facility.  Although the commitment letter with the GE entities expires on July 1, 2008, the company and GE are continuing to work toward a refinancing.  However, the passage of time is likely to require some modification to the structure initially proposed.  The intention remains to finalize a new senior credit facility that will provide a longer-term funding solution for the company well before the expiration of the 2004 senior credit facility in February 2009.

The company is also continuing to actively pursue options for certain of its non-core or underperforming assets and substantial progress has been made on several options that are expected to produce in excess of $75 million of cash by year-end.

“We believe that the liquidity available under the current 2004 facility is adequate for our current operating requirements,” said Andrew J. Kohut, Chesapeake president & chief executive officer.  “In addition to working on a new credit facility and reducing debt by sales of assets, we are also reviewing our balance sheet and exploring alternatives for reducing leverage and improving our capital structure to better position the company for growth and profitability and to benefit all our stakeholders.”

Chesapeake Corporation protects and promotes the world’s great brands as a leading international supplier of value-added specialty paperboard and plastic packaging. Headquartered in Richmond, Va., the company is one of Europe’s premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets.  Chesapeake has 45 locations in Europe, North America, Africa and Asia and employs approximately 5,400 people worldwide.

This news release, including the comments by Andrew J. Kohut, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: the company’s inability to realize the full extent of the expected savings or benefits from restructuring or cost savings initiatives, and to complete such activities in accordance with their planned timetables and within their expected cost ranges; the effects of competitive products and pricing; changes in production costs, particularly for raw materials such as folding carton and plastics materials, and the ability to pass through increases in raw material costs to customers; fluctuations in demand; possible recessionary trends in U.S. and global economies; changes in governmental policies and regulations; changes in interest rates and credit availability; changes in actuarial assumptions related to pension and postretirement benefits plans and the ability to amend the existing U.K. pension recovery plan; changes in liabilities and cash funding obligations associated with the company’s defined benefit pension plans; the ability to remain in compliance with current debt covenants and to refinance the senior revolving credit facility; fluctuations in foreign currency exchange rates; and other risks that are detailed from time to time in reports filed by Chesapeake with the Securities and Exchange Commission.

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Media Relations Contact:                                                        Investor Relations Contact:
Joseph C. Vagi                                                                           Joel K. Mostrom
Manager - Corporate Communications                                  Executive Vice President & Chief Financial Officer
(804) 697-1110                                                                             (804) 697-1147
joe.vagi@chesapeakecorp.com                                               joel.mostrom@chesapeakecorp.com
   www.chesapeakecorp.com                                                        www.chesapeakecorp.com